UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

SCHEDULE 13G

(Amendment No.  2)*

Under the Securities Exchange Act of 1934

Wejo Group Ltd
(Name of Issuer)

Common Shares, par value $0.001 per share
(Title of Class of Securities)

G9525W109
(CUSIP Number)

December 31, 2023
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G9525W109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Atlas Master Fund, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
141,291 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
141,291 shares

9	aggregate amount beneficially owned by each reporting person
141,291 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
0.1%
12	type of reporting person (See Instructions)
OO

CUSIP No. G9525W109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Atlas Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
141,291 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
141,291 shares

9	aggregate amount beneficially owned by each reporting person
141,291 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
0.1%
12	type of reporting person (See Instructions)
OO

CUSIP No. G9525W109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo PPF Credit Strategies, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
376,880 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
376,880 shares

9	aggregate amount beneficially owned by each reporting person
376,880 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
0.3%
12	type of reporting person (See Instructions)
OO

CUSIP No. G9525W109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Credit Strategies Master Fund Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
3,015,582 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
3,015,582 shares

9	aggregate amount beneficially owned by each reporting person
3,015,582 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
2.7%
12	type of reporting person (See Instructions)
CO

CUSIP No. G9525W109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo ST Fund Management LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
3,015,582 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
3,015,582 shares

9	aggregate amount beneficially owned by each reporting person
3,015,582 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
2.7%
12	type of reporting person (See Instructions)
OO

CUSIP No. G9525W109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo ST Operating LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
3,015,582 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
3,015,582 shares

9	aggregate amount beneficially owned by each reporting person
3,015,582 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
2.7%
12	type of reporting person (See Instructions)
PN

CUSIP No. G9525W109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo ST Capital LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
3,015,582 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
3,015,582 shares

9	aggregate amount beneficially owned by each reporting person
3,015,582 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
2.7%
12	type of reporting person (See Instructions)
OO

CUSIP No. G9525W109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
ST Management Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
3,015,582 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
3,015,582 shares

9	aggregate amount beneficially owned by each reporting person
3,015,582 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
2.7%
12	type of reporting person (See Instructions)
OO

CUSIP No. G9525W109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo SPAC Fund I, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
0 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
0 shares

9	aggregate amount beneficially owned by each reporting person
0 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐

11	percent of class represented by amount in row (9)
0.0%
12	type of reporting person (See Instructions)
PN

CUSIP No. G9525W109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo SPAC Management I, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
0 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
0 shares

9	aggregate amount beneficially owned by each reporting person
0 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐

11	percent of class represented by amount in row (9)
0.0%
12	type of reporting person (See Instructions)
PN

CUSIP No. G9525W109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo SPAC Management I GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
0 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
0 shares

9	aggregate amount beneficially owned by each reporting person
0 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐

11	percent of class represented by amount in row (9)
0.0%
12	type of reporting person (See Instructions)
OO

CUSIP No. G9525W109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Capital Management, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
3,533,753 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
3,533,753 shares

9	aggregate amount beneficially owned by each reporting person
3,533,753 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐

11	percent of class represented by amount in row (9)
3.2%
12	type of reporting person (See Instructions)
PN

CUSIP No. G9525W109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Capital Management GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
3,533,753 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
3,533,753 shares

9	aggregate amount beneficially owned by each reporting person
3,533,753 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐

11	percent of class represented by amount in row (9)
3.2%
12	type of reporting person (See Instructions)
OO

CUSIP No. G9525W109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Management Holdings, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
3,533,753 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
3,533,753 shares

9	aggregate amount beneficially owned by each reporting person
3,533,753 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐

11	percent of class represented by amount in row (9)
3.2%
12	type of reporting person (See Instructions)
PN

CUSIP No. G9525W109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Management Holdings GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
3,533,753 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
3,533,753 shares

9	aggregate amount beneficially owned by each reporting person
3,533,753 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐

11	percent of class represented by amount in row (9)
3.2%
12	type of reporting person (See Instructions)
OO

Item 1.	(a)	Name of Issuer

Wejo Group Ltd

(b)	Address of Issuer’s Principal Executive Offices

c/o Wejo Ltd., ABC Building, 21-23 Quay St.

Manchester, United Kingdom, M3 4AE

Item 2.	(a)	Name of Person Filing

This statement is filed by (i) Apollo Atlas Master Fund, LLC (“Atlas”); (ii) Apollo Atlas Management, LLC (“Atlas Management”); (iii) Apollo PPF Credit Strategies, LLC (“PPF Credit Strategies”); (iv) Apollo Credit Strategies Master Fund Ltd. (“Credit Strategies”); (v) Apollo ST Fund Management LLC (“ST Management”); (vi) Apollo ST Operating LP (“ST Operating”); (vii) Apollo ST Capital LLC (“ST Capital”); (viii) ST Management Holdings, LLC (“ST Management Holdings”); (ix) Apollo SPAC Fund I, L.P. (“SPAC Fund I”); (x) Apollo SPAC Management I, L.P. (“SPAC Management I”); (xi) Apollo SPAC Management I GP, LLC (“SPAC Management I GP”); (xii) Apollo Capital Management, L.P. (“Capital Management”); (xiii) Apollo Capital Management GP, LLC (“Capital Management GP”); (xiv) Apollo Management Holdings, L.P. (“Management Holdings”); and (xv) Apollo Management Holdings GP, LLC (“Management Holdings GP”). The foregoing are collectively referred to herein as the “Reporting Persons.”

Atlas, PPF Credit Strategies, and Credit Strategies each hold securities of the Issuer. SPAC Fund I no longer holds securities of the Issuer.

Atlas Management serves as the investment manager of Atlas. Credit Strategies is the sole member of PPF Credit Strategies. ST Management serves as the investment manager for Credit Strategies. ST Operating is the sole member of ST Management. The general partner of ST Operating is ST Capital. ST Management Holdings is the sole member of ST Capital. SPAC Management I serves as the investment manager for SPAC Fund I. The general partner of SPAC Management I is SPAC Management I GP.

Capital Management serves as the sole member of Atlas Management, SPAC Management I GP, and as the sole member and manager of ST Management Holdings. Capital Management GP serves as the general partner of Capital Management. Management Holdings serves as the sole member and manager of Capital Management GP, and Management Holdings GP serves as the general partner of Management Holdings.

(b)	Address of Principal Business Office or, if none, Residence

The principal office of each of Atlas, PPF Credit Strategies, and SPAC Fund I is 100 West Putnam Avenue, Greenwich, Connecticut 06830. The principal office of Credit Strategies is c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman, KY-9008, Cayman Islands. The principal office of each of Atlas Management, ST Management, ST Operating, ST Capital, ST Management Holdings, SPAC Management I, SPAC Management I GP, Capital Management, Capital Management GP, Management Holdings, and Management Holdings GP is 9 W. 57th Street, 43rd Floor, New York, New York 10019.

(c)	Citizenship

Atlas, Credit Strategies, and ST Management Holdings are each an exempted company incorporated in the Cayman Islands with limited liability. SPAC Fund I is a Cayman Islands exempted limited partnership. Atlas Management, PPF Credit Strategies, ST Management, ST Capital, SPAC Management I GP, Capital Management GP, and Management Holdings GP are each a Delaware limited liability company. ST Operating, SPAC Management I, Capital Management, and Management Holdings are each a Delaware limited partnership.

(d)	Title of Class of Securities

Common Shares, par value $0.001 per share (the “Common Share”).

(e)	CUSIP Number

G9525W109

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

Beneficial ownership information is reported as of December 31, 2023.

(a)	Amount beneficially owned:

Atlas	141,291
Atlas Management	141,291
PPF Credit Strategies	376,880
Credit Strategies	3,015,582
ST Management	3,015,582
ST Operating	3,015,582
ST Capital	3,015,582
ST Management Holdings	3,015,582
SPAC Fund I	0
SPAC Management I	0
SPAC Management I GP	0
Capital Management	3,533,753
Capital Management GP	3,533,753
Management Holdings	3,533,753
Management Holdings GP	3,533,753

Atlas, PPF Credit Strategies, and Credit Strategies each disclaim beneficial ownership of all Common Share included in this report other than the shares of Common Share held of record by such Reporting Person, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose. Atlas Management, ST Management, ST Operating, ST Capital, ST Management Holdings, Capital Management, Capital Management GP, Management Holdings and Management Holdings GP, and Messrs. Scott Kleinman, James Zelter, and Marc Rowan, the managers, as well as executive officers, of Management Holdings GP, each disclaim beneficial ownership of all Common Shares included in this report, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(b)	Percent of class:

Atlas	0.1%
Atlas Management	0.1%
PPF Credit Strategies	0.2%
Credit Strategies	2.7%
ST Management	2.7%
ST Operating	2.7%
ST Capital	2.7%
ST Management Holdings	2.7%
SPAC Fund I	0.0%
SPAC Management I	0.0%
SPAC Management I GP	0.0%
Capital Management	3.2%
Capital Management GP	3.2%
Management Holdings	3.2%
Management Holdings GP	3.2%

The percentages are based on 109,900,592 Common Share outstanding as of May 15, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed on May 22, 2023.

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote:

0 for all Reporting Persons

(ii)	Shared power to vote or to direct the vote:

Atlas	141,291
Atlas Management	141,291
PPF Credit Strategies	376,880
Credit Strategies	3,015,582
ST Management	3,015,582
ST Operating	3,015,582
ST Capital	3,015,582
ST Management Holdings	3,015,582
SPAC Fund I	0
SPAC Management I	0
SPAC Management I GP	0
Capital Management	3,533,753
Capital Management GP	3,533,753
Management Holdings	3,533,753
Management Holdings GP	3,533,753

(iii)	Sole power to dispose or to direct the disposition of:

0 for all Reporting Persons

(iv)	Shared power to dispose or to direct the disposition of:

Atlas	141,291
Atlas Management	141,291
PPF Credit Strategies	376,880
Credit Strategies	3,015,582
ST Management	3,015,582
ST Operating	3,015,582
ST Capital	3,015,582
ST Management Holdings	3,015,582
SPAC Fund I	0
SPAC Management I	0
SPAC Management I GP	0
Capital Management	3,533,753
Capital Management GP	3,533,753
Management Holdings	3,533,753
Management Holdings GP	3,533,753

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☒

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

[The remainder of this page is intentionally left blank.]

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 7, 2024

APOLLO ATLAS MASTER FUND, LLC

By:	Apollo Atlas Management, LLC,
its investment manager

	By:	/s/ William Kuesel
	Name:	William Kuesel
	Title:	Vice President

APOLLO ATLAS MANAGEMENT, LLC

By:	Apollo Capital Management, L.P.,
its sole member

	By:	Apollo Capital Management GP, LLC,
its general partner

		By:	/s/ William Kuesel
		Name:	William Kuesel
		Title:	Vice President

Apollo PPF Credit Strategies, LLC

By:	Apollo PPF Credit Strategies Management, LLC,
its investment manager

	By:	/s/ William Kuesel
	Name:	William Kuesel
	Title:	Vice President

APOLLO CREDIT STRATEGIES MASTER FUND LTD.

By:	Apollo ST Fund Management LLC,
its investment manager

	By:	/s/ William Kuesel
	Name:	William Kuesel
	Title:	Vice President

APOLLO ST FUND MANAGEMENT LLC

By:	/s/ William Kuesel
Name:	William Kuesel
Title:	Vice President

APOLLO ST OPERATING LP

By:	Apollo ST Capital LLC,
its general partner

	By:	/s/ John Suydam
	Name:	John Suydam
	Title:	Vice President

APOLLO ST CAPITAL LLC

By:	/s/ John Suydam
Name:	John Suydam
Title:	Vice President

ST MANAGEMENT HOLDINGS, LLC

By:	/s/ John Suydam
Name:	John Suydam
Title:	Vice President

APOLLO SPAC FUND I, L.P.

By:	Apollo SPAC Management I, L.P.,
its investment manager

	By:	Apollo SPAC Management I GP, LLC,
its general partner

		By:	/s/ William Kuesel
		Name:	William Kuesel
		Title:	Vice President

APOLLO SPAC MANAGEMENT I, L.P.

By:	Apollo SPAC Management I GP, LLC,
its general partner

	By:	/s/ William Kuesel
	Name:	William Kuesel
	Title:	Vice President

APOLLO SPAC MANAGEMENT I GP, LLC

By:	/s/ William Kuesel
Name:	William Kuesel
Title:	Vice President

APOLLO CAPITAL MANAGEMENT, L.P.

By:	Apollo Capital Management GP, LLC,
its general partner

	By:	/s/ William Kuesel
	Name:	William Kuesel
	Title:	Vice President

APOLLO CAPITAL MANAGEMENT GP, LLC

By:	/s/ William Kuesel
Name:	William Kuesel
Title:	Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC,
its general partner

	By:	/s/ William Kuesel
	Name:	William Kuesel
	Title:	Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:	/s/ William Kuesel
Name:	William Kuesel
Title:	Vice President